Exhibit 3.75

CERTIFICATE OF MERGER

OF

INTELSAT INTERNATIONAL SYSTEMS, LLC

INTO

USHI, LLC

The undersigned limited liability company DOES HEREBY CERTIFY that, pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: That the name and state of formation of each of the constituent entities of the merger are as follows:

NAME	STATE OF FORMATION (ENTITY TYPE)

Intelsat International Systems, LLC	Delaware (limited liability company)
USHI, LLC	Delaware (limited liability company)

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent companies in accordance with the requirements of Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: That USHI, LLC shall survive the merger under the name of Intelsat International Systems, LLC.

FOURTH: That the Certificate of Formation of USHI, LLC, a Delaware limited liability company, which is surviving the merger, shall be the Certificate of Formation of the surviving limited liability company.

FIFTH: That the merger is to become effective on April 2, 2012.

SIXTH: That the executed Agreement and Plan of Merger is on file at an office of the surviving limited liability company, the address of which is 3400 International Drive, NW, Washington, DC 20008.

SEVENTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company, on request and without cost, to any member of any constituent company.

Dated: April 2, 2012

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized officer on the date first written above.

USHI, LLC a Delaware limited liability company

By:	/s/ Patricia Casey
Name: Patricia Casey Title: Manager

Signature page to Certificate of Merger (DE)